Exhibit 5.5

REEDER & SIMPSON PC

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Email: dreeder@ntamar.net
Majuro, MH 96960	r.simpson@simpson.gr

Vantage Drilling Company

777 Post Oak Boulevard

Suite 800 Houston, Texas 77056

August 2, 2011

Re: Mandarin Drilling Corporation (the “Guarantor”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We are acting as the Company’s special counsel on matters of the laws of the RMI in connection with that certain Form S-3 Registration Statement (the “Registration Statement”), wherein Vantage Drilling Company (the “Company”), proposes to issue certain ordinary shares, preferred shares, warrants, debt securities, guarantees of debt securities, depositary shares, and units to (collectively the “Securities”), in the amount of up to US$250,000.000.00. The Guarantor has agreed to guarantee the debt of the Company.

In connection herewith, we have examined electronic versions of the following documents (together, the “Transaction Documents”):

(a)     the Registration Statement; and

(b)     the Form of Indenture.

In giving this opinion, we have also examined originals or electronic copies of all such instruments and certificates of public officials and of directors and officers of the Guarantor and such other instruments, agreements or documents as we have deemed necessary as a basis for the opinions herein rendered. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies of originals, the power, authority and legal right of all parties to the Transaction (other than the Guarantor) to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery by all parties to the Transaction (other than the Guarantor). In addition, we have assumed the legal capacity of all natural persons executing any documents involved in the Transaction and we have assumed the due compliance of each of the Transaction Documents with all matters of, and the validity and enforceability of each thereof under, the respective laws governing them other than RMI law in respect of which we are opining.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also relied upon the statements, representations and certificates of officers or other representatives of the Registrants, public officials and others. We have not independently verified the facts so relied on.

Based upon and subject to the foregoing and having regard to the legal considerations which we deem relevant, we are of the opinion that insofar as the laws of the RMI are concerned:

(a)     The Guarantor has been duly incorporated and is validly existing and in good standing under the laws of the RMI and has the full corporate power and authority to enter into and perform its obligations pursuant to the Transaction Documents to which it is a party.

(b)     The Guarantor has full power, capacity and authority under the laws of the RMI, including under it Articles of Incorporation and Bylaws, to enter into, execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

(c)     The execution and delivery of the Transaction Documents to which the Guarantor is a party and the performance of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the Guarantor’s Articles of Incorporation or Bylaws, or any RMI law, public rule or regulation applicable to the Guarantor in the RMI which are currently in force.

(d)     The execution and delivery of the Transaction Documents to which the Guarantor is a party have been authorized by and behalf of the Guarantor and such Transaction Documents have been or will be duly executed and delivered on behalf of the Guarantor and will when executed constitute the legal, valid and binding obligations of the Guarantor enforceable in accordance with its terms.

The opinion express herein are subject to the following:

1.     The effect of any applicable bankruptcy, receivership insolvency, reorganization, preferential and fraudulent transfer or conveyance, moratorium and other similar laws now or hereafter in effect affecting creditor’s rights generally; and

2.     Limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or in law), upon the enforceability of any of the remedies, covenants or other provisions of the Transaction Documents or upon the availability of injunctive relief or other equitable remedies.

In this opinion:

“law” means any law, statute, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure or any order or decree of any governmental, judicial or public or other body or authority; and

“person” means any individual, partnership, joint venture, company, trust, association (incorporate or not) or any governmental, judicial, public or other body or authority.

We express no opinion as to any laws other than the laws of the RMI (the “Relevant Laws”). The opinions expressed herein are based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon solely by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Reeder & Simpson PC – Dennis Reeder

Reeder & Simpson PC – Dennis Reeder